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LOAN MODIFICATION AGREEMENT

        This Loan Modification Agreement is entered into as of November    , 2002 by and between WITNESS SYSTEMS, INC., a Delaware corporation ("Borrower") whose address is 300 Colonial Center Parkway, Roswell, Georgia 30076, and SILICON VALLEY BANK ("Lender"), a California-chartered bank with a principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054 and with a loan production office located at 3343 Peachtree Road, Suite 312, Atlanta, GA 30326.

A.    DESCRIPTION OF EXISTING INDEBTEDNESS:    Among other indebtedness which may be owing by Borrower to Lender, Borrower is or may become indebted to Lender pursuant to, among other documents, a Loan and Security Agreement, dated April 3, 2002, as may be amended from time to time, in the original principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Loan Agreement"). The Loan Agreement provides for, among other things, a Committed Line in the original principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Revolving Facility"). Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness."

B.    DESCRIPTION OF COLLATERAL.    Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

        Hereinafter, the above-described security documents, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

C.    MODIFICATION(S) TO LOAN AGREEMENT.

        1.    Section 2.1 of the Loan Agreement is hereby amended by deleting clause (a) of subsection 2.1.1 thereof in its entirety and by substituting therefor a new clause (a) to read as follows:

          (a)  Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus all amounts for services then utilized under the Cash Management Services Sublimit and minus the FX Reserve. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. All advances shall be evidenced by the Revolving Promissory Note to be executed and delivered by Borrower to Bank on the Closing Date and shall be repaid in accordance with the terms of the Revolving Promissory Note.

        2.    Section 2.1 of the Loan Agreement is hereby amended by deleting subsection 2.1.2 thereof in its entirety and by substituting therefor a new subsection 2.1.2 to read as follows:

          Borrower may use up to One Million Dollars ($1,000,000) less the outstanding amount of the FX Reserve (the "Cash Management Services Sublimit"), for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

        3.    Section 2.1 of the Loan Agreement is hereby further amended by adding at the end thereof a new subsection 2.1.4 to read as follows:

    2.1.4 Foreign Exchange Sublimit.

          If there is availability under the Committed Revolving Line and the Borrowing Base, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit (the "FX Reserve") which is a maximum of an amount equal to One Million Dollars ($1,000,000) minus all amounts for services then utilized under the Cash Management Services Sublimit. The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

        4.    Section 2.3 of the Loan Agreement is hereby amended by deleting the first sentence in clause (a) thereof in its entirety and by substituting therefor a new sentence to read as follows:

    Advances accrue interest on the outstanding principal balance in accordance with the LIBOR Supplement to Loan Agreement, attached hereto as Exhibit E and incorporated herein by reference.

        5.    Section 6.7 of the Loan Agreement is hereby amended by changing the period at the end of clause (ii) thereof to a semi-colon and by inserting after the semi-colon the phrase "; provided, however, at any time that the Quick Ratio is less than 2.0 to 1.0, this covenant will be tested on a monthly basis."

        6.    Section 13.1 of the Loan Agreement is hereby amended by deleting in their entirety the definitions of "Borrowing Base," "Committed Revolving Line," "Revolving Maturity Date" and Revolving Promissory Note" contained therein and by substituting therefor new definitions of "Borrowing Base," "Committed Revolving Line," "Revolving Maturity Date" and Revolving Promissory Note" to read as follows:

          "Borrowing Base" is the sum of eighty-five percent (85%) of Eligible Accounts, plus seventy-five percent (75%) of Eligible Foreign Accounts, all as determined by Bank from Borrower's most recent Borrowing Base Certificate. In addition, at all times that Borrower's Quick Ratio is equal to or greater than 2.0 to 1.0, Eligible Foreign Accounts may constitute up to forty percent (40%) of the Borrowing Base. If at any time Borrower's Quick Ratio falls below 2.0 to 1.0, only those foreign accounts pre-approved by Bank may be included in the Borrowing Base. Without limiting the right of the Bank to withhold such approval for any other reason, such approval shall be conditioned on the Subsidiary creating such Account having executed and delivered to the Bank (i) a guaranty, in form and substance satisfactory to the Bank, guaranteeing the Obligations and (ii) such instruments, documents and agreements as the Bank may request in order to grant a first priority lien on and security interest in such foreign Accounts to the Bank as security for the Obligations.

          "Committed Revolving Line" is Advances of up to Fifteen Million Dollars ($15,000,000).

          "Revolving Maturity Date" is November     , 2003.

          "Revolving Promissory Note" means that certain Revolving Promissory Note dated November     , 2002 in the maximum principal amount of Fifteen Million Dollars ($15,000,000) from Borrower in favor of Bank, together with all renewals, amendments, modifications and substitutions, therefor.

        7.    The Loan Agreement is hereby further amended by adding as Exhibit E thereto the LIBOR Supplement to Loan Agreement, in the form attached hereto and incorporated herein by reference.

D.    CONSISTENT CHANGES.    The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

E.    PAYMENT OF LOAN FEE.    Borrower shall pay to Lender a fee in the amount of Thirty Thousand Dollars ($30,000) (the "Loan Fee") plus all out-of-pocket expenses. The Loan Fee shall be payable as follows: $10,000 shall be payable on the date hereof and the balance of the Loan Fee shall

2

be payable on the date of the first Advance made to the Borrower on or after the date hereof. If the Revolving Facility expires without any Advance having been made under it, the Borrower's obligation to pay the $20,000 balance of the Loan Fee shall terminate.

F.    NO DEFENSES OF BORROWER.    Borrower (and each guarantor and pledgor signing below) agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

G.    CONTINUING VALIDITY.    Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

H.    CONDITIONS.    The effectiveness of this Loan Modification Agreement is conditioned upon the following:

        1.    Borrower's payment of the Loan Fee;

        2.    Delivery of a Revolving Credit Note reflecting the terms of this Loan Modification Agreement; and

        3.    Such other instruments, documents and agreements as the Bank or its counsel shall request.

        This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	LENDER:
WITNESS SYSTEMS, INC.	SILICON VALLEY BANK
By:	By:

Name:	Name:

Title:	Title:

3

Exhibit E
To
Loan and Security Agreement

LIBOR SUPPLEMENT TO LOAN AGREEMENT

        This LIBOR Supplement to Loan Agreement (the "Supplement") is a supplement to the Loan and Security Agreement (as heretofore, now or hereafter amended, the "Loan Agreement") dated as of April 3, 2002, between SILICON VALLEY BANK ("Bank") and WITNESS SYSTEMS, INC. ("Borrower"), and forms a part of and is incorporated into the Loan Agreement.

        1.    Definitions.

        "Business Day" means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the State of California or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Bank customarily participates.

        "Interest Period" means for each LIBOR Rate Loan, a period of approximately one, two or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Loan shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the Revolving Maturity Date.

        "Interest Rate" shall mean as to: (a) Prime Rate Loans, a rate of 0% per annum in excess of the Prime Rate; and (b) LIBOR Rate Loans, a rate of 3% per annum in excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower).

        "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest as which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 A.M. (local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Loan.

        "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

        "LIBOR Rate Loans" means any Loans made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

        "Prime Rate" means the variable rate of interest per annum, most recently announced by Bank as its "prime rate," whether or not such announced rate is the lowest rate available from Bank. The interest rate applicable to the Prime Rate Loans shall change on each date there is a change in the Prime Rate.

        "Prime Rate Loans" means any Loans made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

        "Regulatory Change" means, with respect to Bank, any change on or after the date of this Loan Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

        "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Loans.

        2.    Requests for Loans; Confirmation of Initial Loans.    Each LIBOR Rate Loan shall be made upon the irrevocable written request of Borrower received by Bank not later than 11:00 a.m. (Eastern time) on the Business Day three (3) Business Days prior to the date such Loan is to be made. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day; the amount of such Loan, the Interest Period for such Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

        Each written request for a LIBOR Rate Loan shall be in the form of a LIBOR Rate Loan Borrowing Certificate as set forth on Exhibit A, which shall be duly executed by the Borrower.

        Each Prime Rate Loan shall be made upon the irrevocable written request of Borrower received by Bank not later than 3:00 p.m. (Eastern time) on the Business Day such Loan is to be made. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day and the amount of such Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

        3.    Conversion/Continuation of Loans.

        (a)  Borrower may from time to time submit in writing a request that Prime Rate Loans be converted to LIBOR Rate Loans or that any existing LIBOR Rate Loans continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Loans which will constitute LIBOR Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans. Each written request for a conversion to a LIBOR Rate Loan or a continuation of a LIBOR Rate Loan shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B, which shall be duly executed by the Borrower. Subject to the terms and conditions contained herein, three (3) Business Days after Bank's receipt of such a request from Borrower, such Prime Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be.

        (b)  Any LIBOR Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Loans shall, at Bank's option, convert to Prime Rate Loans in the event that (i) an Event of Default, or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Supplement or the Loan Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to LIBOR Rate Loans, or the aggregate principal amount of existing LIBOR Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the Borrowing Base. Borrower agrees to pay to Bank, upon demand by Bank (or Bank may, at its option, charge Borrower's loan account) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

        4.    Additional Requirements/Provisions Regarding LIBOR Rate Loans; Etc.

        (a)  Except as provided in Section 4(e) hereof, if for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify Borrower's account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive absent manifest error.

        (b)  Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

  (i)
  changes the basis of taxation of any amounts payable to Bank under this Supplement in respect of any Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

  (ii)
  imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Loans or any deposits referred to in the definition of "LIBOR Base Rate"); or

  (iii)
  imposes any other condition affecting this Supplement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Loan Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 4. Determinations and allocations by Bank for purposes of this Section 4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

        (c)  Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a Loan on the date for such borrowing specified in the relevant notice of borrowing hereunder.

        (d)  If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

        (e)  If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Loan, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to LIBOR Rate Loans. If it shall become unlawful for Bank to continue to fund or maintain any Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (provided, however, that no amount shall be payable pursuant to Section 4(a) in connection with such prepayment).

        (f)    The Bank's obligation to make any LIBOR Rate Loan or to convert any Prime Rate Loan to a LIBOR Rate Loan shall be subject to the requirements that:

  (i)
  no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

  (ii)
  no party hereto shall have sent any notice of termination of this Supplement or of the Loan Agreement.

  (iii)
  Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Rate Loans;

  (iv)
  the amount of a LIBOR Rate Loan shall be $1,000,000 or such greater amount which is an integral multiple of $50,000; and

  (v)
  Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank which can be readily determined as of the date of the request for such LIBOR Rate Loan.

        Any request by Borrower to receive a LIBOR Rate Loan, to convert Prime Rate Loans to LIBOR Rate Loans or continue any existing LIBOR Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Loans.

EXHIBIT A

LIBOR RATE LOAN BORROWING CERTIFICATE

        The undersigned hereby certifies as follows:

        I,                        , am the duly elected and acting                        of Witness Systems, Inc. ("Borrower").

        This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Agreement together with the Loan and Security Agreement by and between Borrower and Silicon Valley Bank ("Bank") (the "Loan Agreement"). The terms used in this Borrowing Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein.

        Borrower hereby requests on                        , 20    LIBOR Rate Loan (the "Loan") as follows:

        (a)  The date on which the Loan is to be made is                        20    .

        (b)  The amount of the Loan is to be                         ($                        ), for an Interest Period of                        month(s).

        All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

        IN WITNESS WHEREOF, this Borrowing Base Certificate is executed by the undersigned as of this                        day of                        , 20    .

WITNESS SYSTEMS, INC.
By:

Title:

For Internal Bank Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date

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EXHIBIT B

LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

        The undersigned hereby certifies as follows:

        I,                        , am the duly elected and acting                        of Witness Systems, Inc. ("Borrower").

        This certificate is delivered pursuant to Section 3 of that certain LIBOR Supplement to Agreement together with the Loan and Security Agreement by and between Borrower and Silicon Valley Bank ("Bank") (the "Loan Agreement"). The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein.

        Borrower hereby requests on                        , 20    a LIBOR Rate Loan (the "Loan") as follows:

(a)	/ /	(i)	A rate conversion of an existing Prime Rate Loan from a Prime Rate Loan to a LIBOR Rate Loan; or
	/ /	(ii)	A continuation of an existing LIBOR Rate Loan as a LIBOR Rate Loan;
[Check (i) or (ii) above]
(b)	The date on which the Loan is to be made is 20 .
(c)	The amount of the Loan is to be ($ ), for an Interest Period of month(s).

        All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

        IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this                        day of                        , 20    .

WITNESS SYSTEMS, INC.
By:

Title:

For Internal Bank Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date

%

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LOAN MODIFICATION AGREEMENT
Exhibit E To Loan and Security Agreement
LIBOR SUPPLEMENT TO LOAN AGREEMENT
EXHIBIT A LIBOR RATE LOAN BORROWING CERTIFICATE
EXHIBIT B LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE